Exhibit 10.1

Hexis Executive Incentive Plan

1.	Plan Name: Hexis Executive Incentive Plan (“the Plan”).

2.	Effective Date and Plan Authority: The Plan will be effective as of January 1, 2014 (“Effective Date”). This Plan is managed and administered by KEYW Holding Corporation (KEYW).

3.	Plan Objectives: The Plan has been designed to:

▪	Incentivize and reward key senior management personnel of HEXIS to maximize the market value of Hexis, independent of KEYW, through a limited trigger compensation plan.

4.
Structure: In the event of a Liquidation Event of Hexis, as defined below, KEYW will allocate 2% to 3% (at the KEYW CEO’s discretion) of the market valuation received or attributed to Hexis to the Plan to be distributed to participants based on their ownership interests in that pool. Any unallocated amounts will be distributed to employees on a per employee basis.

5.
Eligibility and Participation: Individuals eligible to participate in this Plan will be identified by the President of Hexis, approved by the CEO of KEYW, and be presented with the terms of the plan and is contingent upon their acceptance of the Plan terms.

6.
Liquidation Event: The payout amount will be triggered solely upon the consummation of either a sale, either for cash or stock of the acquiring company, of 51% of more of the outstanding shares of Hexis owned by KEYW or an initial public offering of Hexis stock. Under no other events will the plan funding be triggered.

7.
Market Valuation: The market valuation will be determined by the net purchase price received by KEYW through a 100% sale of Hexis or based on the market value of Hexis in a partial sale or initial public offering (“IPO”). In the case of a partial sale of Hexis, the price per share received for the stock sold will be multiplied by total outstanding shares of Hexis stock, owned by KEYW, to arrive at the total market valuation for Plan purposes.

8.
Determining Individual Plan Payouts: The pool will be split based on the respective ownership positions of the individual participants. Any unallocated portions of the pool will be paid to non-participating Hexis employees based on total available dollars divided by total employees (excluding those in the plan).

9.
Payment of Award: If the liquidation event is an IPO, the plan participants will be given Hexis restricted stock. The restricted stock will cliff vest one year after issuance. Restricted stock will be issued within 30 days of the IPO. If the liquidation event is a cash sale, the participants will be paid 50% within 10 days of the sale, with the remaining 50% to be paid 12 months after the sale. 100% of cash payments to non-participating employees will be paid within 10 days of a sale. If the liquidation event is purley the stock of the acquirer, the participants will be paid in acquirer stock subject to the same lock-ups as the IPO stock issuance. If the liquidation is part cash/part acquirer stock, a determination of the components of the payout will occur at that time. The vesting/cash payouts will following the timelines established above. Should the individual be terminated by the Company for any reason other than cause, or in the case of death or disability during the 12 month period post liquidation event, the remaining cash balance will be paid at termination and the restricted stock will vest immediately. Should an individual voluntarily term be terminated for cause during the 12 month period post liquidation, any remaining payment or the restricted stock will be forfeited by the participant.

Appropriate withholding will occur from the award, such as U.S., state/local taxes and FICA. Appropriate withholding will also occur for those participants who are subject to tax laws of foreign (non-U.S.) countries.

10.	Termination: In the event a participant’s employment with the Company is terminated for any reason prior to a liquidation event, the participant’s interest in the Plan will terminate.

11.
Plan Administration: The Plan will be administered by the KEYW Holding CEO in conjunction with the President of Hexis. The KEYW CEO reserves the right at any time to amend or interpret the Plan, in whole or in part.

Approved and Adopted January 31, 2014.